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Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated October 12, 2001 and February 26, 2002 included in Inverness Medical Innovations, Inc.'s Form 8-K/A filed on April 24, 2002 and to all references to our firm included in this registration statement.

/s/ AMPER, POLITZINER & MATTIA P.A.

April 29, 2002
Edison, New Jersey